                                                                    Exhibit 4.16

PRIVATE & CONFIDENTIAL

Note: Confidential treatment has been requested for portions of this exhibit. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as "***." A complete version of this exhibit has been filed separately with the Securities and Exchange Commission


           THIS AGREEMENT is made as of the 28th day of February, 2003


                                PROJECT AGREEMENT

                     FOR THE FINANCING, DESIGN, CONSTRUCTION

                      AND OPERATION OF EAST RAIL EXTENSIONS


                                     between


           THE PERMANENT SECRETARY FOR THE ENVIRONMENT, TRANSPORT AND
                               WORKS (ENVIRONMENT)

                              for and on behalf of
            GOVERNMENT OF THE HONG KONG SPECIAL ADMINISTRATIVE REGION


                                       and


                       KOWLOON-CANTON RAILWAY CORPORATION

                                TABLE OF CONTENTS

CLAUSE                                                                      PAGE

                                     PART I
                                 INTERPRETATION

1.   Interpretation .........................................................  2

                                     PART II
                        FINANCING OF EAST RAIL EXTENSIONS

2.   Financial Undertakings .................................................  7
3.   The Corporation's Funds ................................................  7
4.   Commercial Debt ........................................................  7
5.   Government Equity ......................................................  7

                                    PART III
                              PROPERTY DEVELOPMENTS

6.   Property Developments ..................................................  8
7.   Property Development Profits ...........................................  9
8.   Treatment of Profits ...................................................  9
9.   Management of Property Development Sites ............................... 10

                                     PART IV
                SCOPE OF WORKS, PLANNING, DESIGN AND CONSTRUCTION

10.  General ................................................................ 11
11.  Scope of Works ......................................................... 11
12.  Planning and Design .................................................... 13
13.  Corporation's Skill & Care Warranty .................................... 13
14.  Government's Obligation ................................................ 13
15.  Insurance .............................................................. 13
16.  Entrusted Works ........................................................ 15
17.  Construction Safety .................................................... 15
18.  Allowances for Future Extensions ....................................... 15

                                     PART V
                             PROGRAMME AND PROGRESS

19.  Baseline Programme ..................................................... 16

                                     PART VI
                            OPERATION AND MAINTENANCE

20.  Operation and Maintenance .............................................. 17

                                    PART VII
                                      LAND

21.  Land Acquisition ....................................................... 18
22.  Land for Railway Construction .......................................... 19
23.  Land for Operational Railway ........................................... 19
24.  Commercial Activities within East Rail Extensions Stations ............. 20

                                    PART VIII
                            ENVIRONMENTAL PROTECTION

25.  Environmental Protection ............................................... 22

                                     PART IX
                                    TRANSPORT

26.  Co-ordination and use of East Rail Extensions .......................... 23
27.  Transport Interchanges ................................................. 23

                                     PART X
                         PROJECT MONITORING AND ACCOUNTS

28.  Government Monitoring .................................................. 24
29.  Accounts, Records and Information ...................................... 24

                                     PART XI
                                  MISCELLANEOUS

30.  Utility Services ....................................................... 26
31.  The Ordinance .......................................................... 26
32.  Invalidity ............................................................. 26
33.  No Partnership ......................................................... 26
34.  Further Assurance ...................................................... 26
35.  Amendments ............................................................. 27
36.  Waiver ................................................................. 27
37.  Conflict ............................................................... 27
38.  Payments ............................................................... 27
39.  Confidentiality ........................................................ 28
40.  Notices ................................................................ 28
41.  Governing Law and Jurisdiction ......................................... 29
42.  Dispute Resolution ..................................................... 29

SIGNATURE PAGE .............................................................. 30

APPENDIX 1
     Scope of Works

APPENDIX 2
     Summary of the Baseline Programme

APPENDIX 3
     Capital Cost Estimate

THIS AGREEMENT is made as of the 28th day of February, 2003

BETWEEN

(1) THE PERMANENT SECRETARY FOR THE ENVIRONMENT, TRANSPORT AND WORKS (ENVIRONMENT) for and on behalf of GOVERNMENT OF THE HONG KONG SPECIAL ADMINISTRATIVE REGION ("Government"); and

(2) KOWLOON-CANTON RAILWAY CORPORATION, a corporation established by statute, with its principal place of business at KCRC House, 9 Lok King Street, Fo Tan, New Territories, Hong Kong (the "Corporation").

WHEREAS

Government and the Corporation have agreed to enter into this Agreement to provide for the financing, design, construction and operation of East Rail Extensions and related services and facilities.

NOW IT IS HEREBY AGREED as follows:

                                     PART I
                                 INTERPRETATION

1.      INTERPRETATION

1.1 In this Agreement (including the Recitals and Appendices), except where the context otherwise requires, the following terms and expressions shall have the following meanings:-

        "Baseline Programme" means the programme defining the Scope of Works to be executed and the timing and sequence required to effect the completion of East Rail Extensions, as may be amended from time to time in accordance with the provisions of Clause 19.

        "Business Day" means a day (excluding Saturdays) on which the banks in Hong Kong are open for business.

        "Capital Cost" means the aggregate of the costs which are payable by the Corporation for feasibility studies, technical studies, land acquisition and related costs (including (i) any amount payable to Government as licence fees for the Works Areas, (ii) land premium appropriate for land required for railway use on the Tai Wai Maintenance Centre and (iii) all costs and amounts referred to in Clause 21), design, engineering, procurement, construction, testing, commissioning and completion of the Railway Construction Works and the Reprovisioning, Remedial and Improvement Works.

        "Capital Cost Estimate" means the estimate by the Corporation of the Capital Cost as set out in Appendix 3.

        "Commercial Operations" means the operation of any one of the East Rail Extensions on a revenue earning basis providing scheduled transport for the public as the context requires.

        "Construction Contract" means any contract entered into by the Corporation or by Government to give effect to the obligations of the parties in connection with the Scope of Works, including, for the avoidance of doubt, supply contracts for rolling stock and other items of moveable plant and equipment and testing and commissioning procedures in respect of the operation of East Rail Extensions, as the context requires.

        "Construction Contractor" means any person which has entered into a Construction Contract with Government or the Corporation, as the case may be, or any successor to or replacement for such person.

        "Corporation" means the Kowloon-Canton Railway Corporation established under the Ordinance.

        "Defects Liability Period" means in relation to each Construction Contract, the period in respect thereof as specified in such Construction Contract entered into with the relevant Construction Contractor.

        "Dollars" and the sign "$" denote the lawful currency of Hong Kong.

        "East Rail" shall bear the meaning ascribed to the "Kowloon-Canton Railway" in the Ordinance.

        "East Rail Extensions" mean the new railways, or any one of them, to be constructed, tested, commissioned and operated by the Corporation (i) between Tai Wai and Wu Kai Sha in the north eastern area of the New Territories ("MOS Rail") (ii) the extension from Hung Hom to Tsim Sha Tsui East at the southern end of East Rail ("TST Extension") and (iii) between Sheung Shui and Lok Ma Chau ("Spur Line") including East Rail Extensions Stations and the Tai Wai Maintenance Centre, as and when each new railway is authorized in accordance with the provisions of the Railways Ordinance (Cap 519 of the Laws of Hong Kong).

        "East Rail Extensions Stations" means East Tsim Sha Tsui Station, Tai Wai Station, Che Kung Temple Station, Sha Tin Wai Station, City One Station, Shek Mun Station, Tai Shui Hang Station, Heng On Station, Ma On Shan Station, Wu Kai Sha Station, Kwu Tung Station enabling works and Lok Ma Chau Terminus.

        "East Rail Extensions Works" means the Railway Construction Works together with such additional provisions and works as are required to facilitate the proposed property developments, as detailed in Appendix 1, all as may be amended from time to time in accordance with Clause 11.5.

        "Entrusted Works" means any item of work which is to be constructed by the Corporation for and on behalf of Government or vice versa, and which is to be paid for by the party for whom the work is done.

        "Entrustment Agreement" means any agreement between Government and the Corporation, in respect of any Entrusted Works.

        "Entrustment Brief" means, in relation to each Entrustment Agreement, that part describing the full scope of the item(s) of the Entrusted Works to which such Entrustment Agreement relates.

        "Essential Public Infrastructure Works" means any item of work associated with East Rail Extensions described as such in Appendix 1, as may be amended or varied from time to time in accordance with Clause 11.6, which is deemed or to be deemed by Government to be necessary to enable East Rail Extensions to be opened for Commercial Operations or has a significant interface with any item of Railway Construction Works, the design, construction and finishes of which are to be procured by the Corporation to the satisfaction of Government and following completion of which shall be handed over to Government, and which Government shall own, manage, maintain and control.

        "Hong Kong" means the Hong Kong Special Administrative Region of the People's Republic of China.

        "Light Rail" shall have the same meaning as "North-west Railway" in the Ordinance.

        "Memorandum of Agreement" means the memorandum of agreement dated 28 September 1994, between Government and the Corporation in relation to certain aspects of the design, construction and operation of East Rail and Light Rail and any amended document in replacement of that Agreement.

        "Operating Date" means any of the dates on which any of the East Rail Extensions commences Commercial Operations as the context requires.

        "Ordinance" means the Kowloon-Canton Railway Corporation Ordinance (Cap. 372 of the Laws of Hong Kong).

        "Proposed Development Sites" means the sites above or as the case may be, adjacent to Tai Wai Station, Tai Wai Maintenance Centre, Wu Kai Sha Station, Che Kung Temple Station, Fo Tan Station and Ho Tung Lau identified by the Corporation for property development.

        "Public Body" means any District Council, any bureau or department of Government, any undertaking by or of Government, the MTR Corporation Limited, the Housing Authority and any other public or statutory authority and any successor or replacement of such body.

        "Railway Construction Works" means the architectural, civil, structural, electrical and mechanical engineering works, trackwork, telecommunications and other communications systems, signalling and control systems, rolling stock and maintenance equipment necessary for the planning, design, construction, testing, commissioning and operation of East Rail Extensions, as the context requires. Including, without limitation the provisions and works set out in paragraph 1(A)1.2 in Appendix 1.

        "RDSCOM" means the Railway Development Steering Committee of Government.

        "Regulations" means the Kowloon-Canton Railway Corporation Regulations (Cap. 372 sub. leg. A of the Laws of Hong Kong).

        "Reprovisioning, Remedial and Improvement Works" means the removal and replacement, modification or improvement of existing facilities owned by Public Bodies or any person, body of persons, corporate or incorporate affected by, or required as a consequence of, the construction of East Rail Extensions, a non-exhaustive list of which is set out in Appendix 1, as may be amended or varied from time to time in accordance with Clause 11.7, and following completion of which shall be owned, managed, maintained and controlled by such person, body of persons, corporate or incorporate or Public Bodies as the case may be.

        "Scheduled Operating Date" means any of the dates on which any one of the East Rail Extensions is scheduled to commence Commercial Operations as set out in the Baseline Programme as the context requires.

        "Scope of Works" means the East Rail Extensions Works, the Essential Public Infrastructure Works and the Reprovisioning, Remedial and Improvement Works.

        "Sub-Contractor" means a sub-contractor of any tier employed in connection with the Scope of Works.

        "Tai Wai Maintenance Centre" means the maintenance centre to be located at Tai Wai for the purposes of carrying out all repair and maintenance functions (including, for the avoidance of doubt, the maintenance of all infrastructure, railway operating systems, plant and other railway-related assets, and the stabling of rolling stock) and other storage functions which are essential for the operation of the MOS Rail.

        "Works Areas" means land temporarily required by the Corporation or its consultants, agents or contractors to facilitate the construction of East Rail Extensions, as the context requires.

1.2     Any reference in this Agreement to:

        a "day" means a calendar day unless the context otherwise requires;

        "grant" shall, where the context so admits, be construed so as to include a grant of land by private treaty, a grant of land or of rights over land by way of vesting pursuant to Section 7A of the Ordinance, a modification of an existing private treaty grant, a surrender of an existing private treaty grant or vesting of land and a re-grant by way of private treaty in respect thereof;

        a "month" is a reference to a calendar month; and

        a "person" shall be construed as a reference to any person, firm, company, corporation or any association or partnership or joint venture (whether or not having separate legal personality) of two or more of the foregoing.

1.3 Where words and expressions appearing in this Agreement are defined in the Ordinance or the Regulations, they shall have the meanings assigned to them in the Ordinance or the Regulations unless otherwise stated.

1.4 Save where the contrary is indicated, any reference in this Agreement to:

        (i) this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented and shall include any document which is supplemental to, is expressed to be collateral with or is entered into pursuant to or in accordance with the terms of this Agreement, or as the case may be, such other agreement or document;

        (ii) a statute or statutory provision or subsidiary legislation shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

        (iii) a statute shall include any and all subsidiary legislation made under such statute;

        (iv) a "Recital", "Clause", "Part", "Appendix" or a "paragraph" is a reference to a Recital hereto, a Clause hereof, a Part hereof, an Appendix hereto or a paragraph in the Clause or Appendix in which it appears;

        (v)     the singular shall include the plural and vice versa, and

        (vi)    one gender shall include all genders.

1.5 Clause, Part and Appendix headings are for ease of reference only and do not affect the interpretation of this Agreement.

1.6 Terms defined in any Appendix to this Agreement and not otherwise defined herein shall bear the meaning ascribed to them in such Appendix.

                                     PART II
                        FINANCING OF EAST RAIL EXTENSIONS

2.      FINANCIAL UNDERTAKINGS

2.1 The Corporation shall bear and finance the full amount of the Capital Cost and shall from time to time, promptly upon demand of Government, reimburse Government with all costs referred to in Clause 21 which have been incurred.

2.2 The Capital Cost Estimate as at the date of this Agreement which is set out in Appendix 3 (as amended from time to time) is annexed hereto for illustrative purposes only and shall not be binding on either party.

2.3 Government shall co-operate fully with the Corporation in respect of all the Corporation's reasonable requirements for information and assistance of a non-financial nature, so as to enable the Corporation to finance the completion of East Rail Extensions.

3.      THE CORPORATION'S FUNDS

3.1 The Corporation shall apply its internal funds towards meeting the Capital Cost.

3.2 Government shall procure that any approval by the Financial Secretary which is required to be given to the Corporation in relation to the application of its profits to finance East Rail Extensions be so given.

4.      COMMERCIAL DEBT

4.1 The Corporation shall, when it thinks fit after the execution of this Agreement, raise, and shall thereafter maintain, commercial financing to finance the balance of the total cost of works required to complete East Rail Extensions and commence Commercial Operations which exceeds the aggregate of (i) its internal funds referred to in Clause 3.1 and (ii) the total equity contributions made by Government in accordance with Clause 5.

5.      GOVERNMENT EQUITY

5.1 The Corporation pursuant to a notice in writing dated 2 March 2001 by the Financial Secretary given under the Ordinance to the Corporation to make an allotment, allotted a total of 80,000 shares of par value $100,000 each to Government at par on 9 March 2001.

5.2 Each share allotted to Government pursuant to Clause 5.1 has been so allotted and paid up as to $100,000.

                                    PART III
                              PROPERTY DEVELOPMENTS

6.      PROPERTY DEVELOPMENTS

6.1 Subject to the approval of the Chief Executive in Council or the Director of Lands and, where appropriate, the Town Planning Board, the Corporation shall be permitted to undertake commercial and/or residential property developments to be specified at the Proposed Development Sites. The land required for such property development shall be granted to the Corporation by private treaty, subject to the following conditions:

        (i) the development shall be discussed with the Corporation and shall be in such form as may be prescribed by Government and, where appropriate, the Town Planning Board;

        (ii) the development shall be subject to a grant by private treaty for a term of 50 years in a form and containing such conditions as may be prescribed by Government;

        (iii) subject to Clause 6.4, the Corporation shall pay a premium to Government to be assessed by the Director of Lands at full market value as at the date of such grant in respect of each such development;

        (iv) the Corporation shall pay an annual rent from the date of the grant by private treaty equivalent to three per cent (3%) of the rateable value from time to time of the lot the subject of such grant; and

        (v) any other terms and conditions as the Director of Lands may impose.

The proposed possession dates for such developments shall be agreed as soon as practicable.

6.2 Government and the Corporation agree that the costs relating to the design, construction and completion of the property developments referred to in Clause 6.1 will be the responsibility of the Corporation save as otherwise agreed between Government and the Corporation. The Corporation shall in addition be responsible for the payment of any premium assessed in accordance with this Clause 6.

6.3 Subject to Clause 6.1(ii), Government and the Corporation shall use their respective reasonable endeavours to agree the terms and conditions of the grants by private treaty (including the land premium) for each Proposed Development Site with a view to the Corporation commencing the property development thereon on the proposed development possession dates to be agreed pursuant to Clause 6.1. There shall be one grant by private treaty only for each Proposed Development Site, notwithstanding that the property development thereon may take place in phases and the premium therefore may be payable in portions in accordance with Clause 6.4.

6.4 In respect of a grant by private treaty in relation to any of the Proposed Development Sites where it is agreed that property development will take place in phases, Government and the Corporation agree that a premium shall be payable by the Corporation pursuant to such grant in respect of each such phase. The premium relating to the first phase of each such development shall be assessed on the basis referred to in Clause 6.1(iii) and the premium relating to each further phase shall be assessed by reference to the current full market valuation of the relevant phase at the date for payment of such premium stipulated in the relevant grant by private treaty in respect of such Proposed Development Site.

6.5 Without prejudice to any other provision of this Agreement, Government shall use its reasonable endeavours to assist with the procuring of all necessary licences, consents and other permissions and approvals including, without limitation, planning approvals, required for or in connection with the design, construction, completion and pre-sale of the proposed developments referred to in Clause 6.1.

7.      PROPERTY DEVELOPMENT PROFITS

7.1 Property development profits of each development whether in cash or in kind shall be deemed to be the Corporation's share of the net profit as defined in the joint venture agreement pertaining thereto.

7.2 Property development profits of a development whether in cash or in kind not the subject of a joint venture shall be deemed to be the profit realised net of any premium paid and development costs including consultation and legal fees.

7.3 Without prejudice to the provisions of clause 29.3, the Corporation shall also maintain such accounts as would permit verification of the figures at the end of each financial year in relation to each of the developments on the Proposed Development Sites until the sum referred to in clause 8.1 (a) has been applied as therein stated or such other date as the parties agree.

8.      TREATMENT OF PROFITS

8.1 Government and the Corporation agree that all property development profits which accrue to the Corporation in respect to the property developments at the Proposed Development Sites shall be applied in the following manner :

        (a)     a sum of *** to support the Corporation's financial position.

        (b) any sum in excess of (a) above to be distributed to Government in full by means of extraordinary dividends, unless it is required to finance other railway projects.

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

9.      MANAGEMENT OF PROPERTY DEVELOPMENT SITES

9.1 The terms and conditions of the grant by private treaty of each of the Proposed Development Sites shall provide for the Corporation to manage and maintain the completed developments subject to a deed of mutual covenant incorporating a management agreement to be approved by the Director of Lands specifying the responsibilities of the Corporation and subject to the Building Management Ordinance (Cap.344 of the Laws of Hong Kong).

                                    PART IV
                SCOPE OF WORKS, PLANNING, DESIGN AND CONSTRUCTION

10.     GENERAL

10.1 The design, construction, completion, testing, commissioning, operation and maintenance of East Rail Extensions shall reflect the Corporation's responsibilities and duties under the Ordinance and this Agreement.

11.     SCOPE OF WORKS

11.1 The Corporation shall carry out the design, construction, completion, testing and commissioning of the East Rail Extensions Works and shall bring into operation, operate and maintain East Rail Extensions in accordance with this Agreement and the Memorandum of Agreement.

11.2 The Corporation shall, to the satisfaction of Government, design, construct and complete the Essential Public Infrastructure Works at Government's cost, subject to the necessary approvals having been obtained in accordance with the specifications and/or standards and payment methods agreed with Government prior to commencement. For the avoidance of doubt, the Public Transport Interchanges for the MOS Rail are subject to the terms and Technical Schedules in the relevant grants by private treaty governing the specifications and/or standards as well as ceiling cost. The Corporation shall complete the Public Transport Interchanges, make them fit for occupation and operation for public use on or before the date of the respective Operating Dates.

11.3 The Corporation shall, to the satisfaction of Government or, as appropriate, the relevant Public Body or private owner, design, construct and complete the Reprovisioning, Remedial and Improvement Works at the Corporation's cost in accordance with specifications and/or standards agreed with Government or the relevant Public Body or private owner, prior to the commencement of the construction of Reprovisioning, Remedial and Improvement Works.

11.4 The Corporation shall, for the Defects Liability Periods specified in the Construction Contracts in respect of the Essential Public Infrastructure Works and the Reprovisioning, Remedial and Improvement Works, remedy any defects of the relevant Construction Contractor. Prior to the expiry of each Defects Liability Period in respect of the aforesaid Construction Contracts, the Corporation will procure that the relevant Construction Contractor gives a direct collateral warranty to Government, upon reasonable terms and conditions satisfactory to, and agreed with, Government (such agreement not to be unreasonably withheld), on the relevant works from the date of expiry of such Defects Liability Period. The Corporation will also procure that all design consultants employed or engaged in connection with the design of any part of the Essential Public Infrastructure Works and the Reprovisioning, Remedial and Improvement Works give a direct collateral warranty to Government, upon terms and conditions reasonably satisfactory to Government, in respect of the relevant designs.

11.5 Government and the Corporation agree that, subject to Clauses 11.6 and 11.7, the Scope of Works may only be amended in writing signed by both parties.

11.6 Government shall consult and agree with the Corporation in relation to any amendment or variation which Government intends to be required to be made to the Essential Public Infrastructure Works in accordance with the relevant Entrustment Agreement.

11.7 Subject to Clause 11.8, Government shall consult the Corporation in relation to any amendment or addition which Government intends to be required to be made to the Reprovisioning, Remedial and Improvement Works. In the event that the Corporation does not agree with any amendment or addition proposed by Government, it shall notify Government promptly (and, in any event, within twenty one days of receipt of the notification from Government and, in the absence of any such notification within such timeframe, the Corporation shall implement such amendment or addition required by Government in accordance with its obligations under Clause 11.3) in writing of the difference and the reasons for such difference and Government and the Corporation shall use their respective best endeavours to reach agreement as soon as practicable thereafter. Failing agreement within twenty-one days of such notification of difference, the Corporation shall implement such amendment or addition required by Government in accordance with its obligations under Clause 11.3.

11.8 In the event that the Corporation considers that any amendment to the Reprovisioning, Remedial and Improvement Works required by Government to be implemented pursuant to Clause 11.7 will entail the amendment of any Construction Contract that has been executed in respect of such Reprovisioning, Remedial and Improvement Works and will result in the Corporation incurring additional costs payable to the relevant Construction Contractor, the Corporation shall advise Government promptly. The Corporation shall submit, as soon as is practicable, in writing to Government for its consideration a claim setting out the additional costs which it considers will be incurred together with all relevant and supporting details as may reasonably be required by Government to enable Government to make a proper assessment of such claim. Within sixty days after receipt by Government of such claim together with all such relevant and supporting details as may reasonably be required by Government, Government shall notify the Corporation in writing whether or not the claim is accepted, and whether such acceptance is whole or in part. Government shall certify the amount of costs so accepted. Upon receipt of such certification, the Corporation shall then be entitled to submit the relevant invoices (up to the amount so certified) in respect of such amendment of the relevant Construction Contract to Government. Failing notification of acceptance of such claim within 90 days of submission of relevant supporting details, or where only partial acceptance has been notified, the Corporation shall be entitled to notify a dispute in relation to the matter. In the event of any dispute as to the amount of such additional costs, Government and the Corporation shall use their respective best endeavours to reach agreement as soon as practicable thereafter. Failing agreement within twenty-one days of such notification given by one party to another, the dispute shall be settled in accordance with Clause 42.

11.9 The Corporation shall not, without the prior written consent of Government, amend or agree to amend in any material manner any Construction Contract executed pursuant to the agreement between Government and the Corporation in respect of any Reprovisioning, Remedial and Improvement Works. Any additional costs which result from any amendment to any Construction Contract in respect of any Reprovisioning, Remedial and Improvement Works which derives from a change to such works proposed by the Corporation shall be borne by the Corporation.

12.     PLANNING AND DESIGN

        The design of East Rail Extensions shall be based upon the Corporation's forecast of patronage of, and demand for, East Rail Extensions. The Corporation undertakes that, in the course of such forecasting, it will consult and liaise with Government with the intention of agreeing with Government a set of parameters of such forecasting of patronage of, and demand for, East Rail Extensions.

13.     CORPORATION'S SKILL & CARE WARRANTY

        The Corporation warrants that the Essential Public Infrastructure Works and the Reprovisioning, Remedial and Improvement Works shall be designed, constructed and completed with the skill and care to be expected from, and shall be designed, constructed and completed by utilising such equipment and materials to be expected by, a professional design engineer and a competent and workmanlike construction contractor and to the standards as may be agreed between Government and the Corporation.

14.     GOVERNMENT'S OBLIGATION

14.1 Government shall, to the extent necessary to enable the Corporation to carry out the planning, design and construction of East Rail Extensions, carry out the activities and tasks which it has undertaken pursuant to this Agreement with expedition, and complete such activities and tasks in a timely manner so as to meet the Corporation's programme objectives.

14.2 Government shall take all reasonable steps to do all things necessary so that by the date the Spur Line commences Commercial Operations, all appropriate cross-boundary services and facilities provided by Government, including immigration clearance facilities are in a state of readiness to process passengers crossing the boundary in both directions.

15.     INSURANCE

15.1 The Corporation will effect and maintain at its own cost and expense with reputable insurers or will procure from all Construction Contractors and Sub-Contractors employed or engaged in connection with any part of the Scope of Works contractors' all risks insurances, third party liability insurance and such other insurances as may be required by law from time to time. Contractors' all risks insurance, third party liability insurance and such other insurances effected and maintained by the Corporation in accordance with this Clause shall in each case be for the benefit and in the joint names of the Corporation as owner, Government and all Construction Contractors of any tier and Sub-Contractors. In the case of Entrusted Works, the provision of insurance shall be subject to the Entrustment Agreement.

15.2 The Corporation shall at its own cost and expense procure that Construction Contractors and Sub-Contractors which have a significant design responsibility in the execution of their relevant Construction Contracts, and all design consultants employed or engaged in connection with the design of any part of the Scope of Works, effect and maintain with reputable insurers professional indemnity insurance for a period of six years from the respective Operating Dates. Provided that, to the extent that at any time of placement or renewal in the international insurance market thereof such professional indemnity insurance is not available at commercially reasonable rates, the Corporation may notify Government and shall agree with Government alternative requirements in place of the foregoing requirements of this Clause.

15.3 The Corporation shall use all reasonable endeavours to ensure that no actions shall be taken or omitted or suffer anything to be done or omitted by it or its Construction Contractors, Sub-Contractors of any tier or agents as a result of which any insurance policy or part thereof effected in accordance with this Clause may be avoided, forfeited, revoked or withdrawn.

16.     ENTRUSTED WORKS

16.1 The respective rights and obligations of the Corporation and Government in relation to the Entrusted Works shall be governed by a separate Entrustment Agreement. For the avoidance of doubt, an Entrustment Agreement has already been executed between the Corporation and Government on the Essential Public Infrastructure Works listed in Appendix 1.

16.2 For the avoidance of doubt, the proposed Public Transport Interchanges for MOS Rail are subject to the grants by private treaty for the proposed development sites at Tai Wai Station and Wu Kai Sha Station.

17.     CONSTRUCTION SAFETY

        The Corporation shall, in the execution of all works undertaken by it under this Agreement, give safety considerations the highest priority. Pursuant thereto, the Corporation shall procure that safety plans and safety audits procedures are incorporated in all of its Construction Contracts and shall include in any report to be provided to the committee referred to in Clause 28 all details of such safety measures employed and their ongoing implementation.

18.     ALLOWANCES FOR FUTURE EXTENSIONS

        The Corporation shall, in the design and construction of East Rail Extensions, make such allowance as is set out in the Scope of Works to provide for future railway extensions.

                                     PART V
                             PROGRAMME AND PROGRESS

19.     BASELINE PROGRAMME

19.1 The Corporation shall prepare the Baseline Programme to demonstrate how, the Corporation proposes to execute the East Rail Extensions which are included in the Scope of Works up to the last of the Scheduled Operating Dates.

19.2 Government shall use reasonable endeavours to make land available to the Corporation for the implementation of East Rail Extensions, and notify the Corporation as soon as is practicable of any change to the timing of the availability of such land. The Corporation shall use reasonable endeavours to minimise the effects of any such change upon the Baseline Programme, and prepare revisions to the Baseline Programme which shall be agreed with Government (such agreement not to be unreasonably withheld).

19.3 The Corporation shall review the Baseline Programme annually and, without prejudice to Clause 19.2, incorporate into the Baseline Programme any changes in the Scope of Works and any changes to the programme and timing of the East Rail Extensions each of which has been previously agreed with Government, such agreement of Government not to be unreasonably withheld.

19.4 The Corporation shall prepare and produce the Baseline Programme to a level of detail agreed with Government using agreed programming logic and computer software specified by the Corporation such that Government may at all times readily monitor the Corporation's progress of the Scope of Works against the Baseline Programme.

19.5 The Corporation shall use its best endeavours to complete the Scope of Works in accordance with the programme timing set out in the Baseline Programme so as to enable East Rail Extensions to commence Commercial Operations on or before the relevant Scheduled Operating Dates.

19.6 Without prejudice to the foregoing provisions of this Clause 19, a summary of the Baseline Programme as at the date of this Agreement is set out in Appendix 2 and may be amended from time to time pursuant to revisions to the Baseline Programme under the foregoing provisions of this Clause.

                                    PART VI
                            OPERATION AND MAINTENANCE

20.     OPERATION AND MAINTENANCE

20.1 Government and the Corporation agree that East Rail Extensions will be owned and operated by the Corporation for its own account from the respective Operating Dates until the end of the period referred to in Clause 23.1(ii), in accordance with the Ordinance, the Memorandum of Agreement and this Agreement.

20.2 Government and the Corporation shall make such amendments to the Memorandum of Agreement as may be necessary in order to take into consideration the East Rail Extensions.

                                    PART VII
                                      LAND

21.     LAND ACQUISITION

21.1 The Corporation shall bear all land acquisition and clearance costs as well as the related costs, of whatsoever nature and howsoever caused, arising from the implementation of East Rail Extensions Works and Reprovisioning, Remedial and Improvement Works including, but not limited to, the costs and amounts referred to in Clauses 21.2, 21.3,
        21.4 and 21.5.

21.2 The Corporation acknowledges and agrees that compensation for land resumed for the purpose of the East Rail Extensions Works and Reprovisioning, Remedial and Improvement Works will, where appropriate, be assessed in accordance with the relevant zonal rate prevailing at the time of reversion fixed by Government. Government reserves the right to make whatever changes it deems necessary to the zonal rates or zonal boundaries or to all or any other form of ex-gratia allowances payable on resumption and clearance, and to their respective application to East Rail Extensions Works and Reprovisioning, Remedial and Improvement Works and shall inform the Corporation of any such changes thereto.

21.3 The Corporation shall bear all costs, expenses and other amounts that have been, are now or may from time to time be incurred or paid by the Lands Department pursuant to the involvement of the Lands Department in connection with the implementation of East Rail Extensions Works and Reprovisioning, Remedial and Improvement Works and all property development proposed to be undertaken by the Corporation at the Proposed Development Sites. These costs include, but are not limited to, staff costs, accommodation, equipment, office rent, departmental expenses and administrative overheads as determined in accordance with the guidelines set out in the costing manual issued by the Treasury a copy of which being made available to the Corporation. The Corporation may seek justification from Government with regard to such costs prior to settlement.

21.4 The Corporation shall bear the costs of, and carry out, all demolition and clearance and disposal of buildings and structures and the excavation and disposal of all unsuitable materials which are necessary in order to implement East Rail Extensions Works and Reprovisioning, Remedial and Improvement Works and the Government shall bear the costs of all demolition and clearance and disposal of buildings and structures and the excavation and disposal of all unsuitable materials for the site area for the construction of Essential Public Infrastructure Works.

21.5 The Corporation shall bear the costs of and, where appropriate, shall carry out all procedures and works of whatsoever nature required by Government as a result of land resumption and clearance involving compensation on the basis of village removal terms.

21.6 Government shall use reasonable endeavours to notify as soon as is practicable the Corporation of any amendment or change in connection with the cost of making land available.

22.     LAND FOR RAILWAY CONSTRUCTION

        Subject to such terms and conditions and, in such form, as may be prescribed by Government, the Corporation may occupy land required for the purpose of the construction of East Rail Extensions Works and Reprovisioning, Remedial and Improvement Works. Such occupation may include but shall not be limited to the taking over of such land and the responsibility for the maintenance and security thereof during the period such land is required for the purpose of the East Rail Extensions Works and Reprovisioning, Remedial and Improvement Works. Land no longer required for the East Rail Extensions Works or for the operational purposes of the railway shall be handed back to Government.

23.     LAND FOR OPERATIONAL RAILWAY

23.1    Subject to:

        (i) the approval of the Chief Executive in Council or where appropriate, the Director of Lands, the Government shall, (except for the land required for the Tai Wai Maintenance Centre) in respect of land at the Proposed Development Sites that is also required for the operational purposes of East Rail and East Rail Extensions issue grants by private treaty of 50 years to the Corporation; and

        (ii) the provisions of the Ordinance, Government shall save in the case of Tai Wai Maintenance Centre vest in the Corporation all other land or such other interests or rights in respect of land as are required for the operational purposes of East Rail Extensions in accordance with the provisions of the Ordinance for a term of 50 years from the dates of vesting.

23.2 The Corporation shall pay an annual rent in respect of the land or, as the case may be, interests or rights in respect of land referred to in Clause 23.1(ii) from the date of vesting of such land or, as the case may be, such other interests or rights in respect of land or the relevant Operating Date, whichever is the earlier, equivalent to three per cent. (3%) of the rateable value from time to time of such land or, as the case may be, interests or rights in respect of land. Provided that nothing herein shall preclude the Commissioner for Rating and Valuation from choosing an alternative method in assessing East Rail (of which East Rail Extensions form part) for rating and Government rent purposes in which event such alternative method will prevail.

23.3 The Corporation shall, subject to the approval of the Chief Executive in Council, be granted by private treaty a site for Tai Wai Maintenance Centre, subject to the following conditions:

        (i) the description of the use of such site shall be as agreed between Government and the Corporation;

        (ii) such grant by private treaty shall be for a term of 50 years and shall be in a form and shall contain such conditions as may be prescribed by Government;

        (iii)   the Corporation shall pay to Government the greater of:

                (a) a premium assessed by the Director of Lands on the basis of the full industrial value of the site as at the date of grant of such site save that where the actual plot ratio is less than one, such assessment shall be on the basis that the plot ratio is deemed to be equal to one; or

                (b) an amount determined by Government to be equal to the costs of making the site available to the Corporation, where such costs shall include, but not be limited to, the costs and amounts referred to in Clause 21 (disregarding for this purpose the costs, expenses and other amounts referred to in Clause 21.3) and the cost of those Reprovisioning, Remedial and Improvement Works which Government has determined are required to be undertaken in order to make such site available to the Corporation for the purposes of such grant,

                Provided that the amount payable by the Corporation in respect of such grant by private treaty shall take into account, and be net of, any and all such costs and amounts referred to in (b) above that have been paid by the Corporation in respect of Clause 21 and such Reprovisioning, Remedial and Improvement Works;

        (iv) the Corporation shall pay an annual rent from the date of the grant by private treaty equivalent to three per cent. (3%) of the rateable value from time to time of the lot which is subject of such land grant; and

        (v) any other terms and conditions as the Director of Lands may impose.

24.     COMMERCIAL ACTIVITIES WITHIN EAST RAIL EXTENSIONS STATIONS

24.1 The Corporation shall be permitted to carry out commercial activities on East Rail Extensions railway premises in accordance with the powers conferred upon it by the Ordinance.

24.2 A station terminal building will be constructed by the Corporation at its own expense at Lok Ma Chau upon the vesting of which in the Corporation, a nil premium will be payable. The Corporation agrees that the Government shall be entitled to occupy, free of rental but subject to management, maintenance and other related charges to be agreed, such portion of the station terminal building as shall be agreed between the Corporation and Government from time to time for the purpose of providing Government services which shall include but shall not necessarily be confined to the Police, the Customs and Excise Department and the Immigration Department.

                                    PART VIII
                            ENVIRONMENTAL PROTECTION

25.     ENVIRONMENTAL PROTECTION

25.1.1 In this Clause, the "Rail Area" means all the land and other interests or rights whether vested in, or granted by private treaty grants to, the Corporation pursuant to Clause 23 (excluding all property developments in respect thereof referred to in Clauses 6 and 23.3).

25.1.2 The Corporation shall, at its own cost, carry out environmental impact assessment studies relating to the design, construction, operation and maintenance of East Rail Extensions (and where necessary in respect of areas outside the Rail Area provided that such areas are contiguous to and need to be considered environmentally as part of the Rail Area when conducting an environmental study), in accordance with all statutory requirements.

25.2 The Corporation shall implement all mitigation measures, environmental monitoring and audit programmes and all Environmental Impact Assessment Report recommendations pursuant to approved Environmental Impact Assessment Reports in accordance with all Environmental Permits and other statutory requirements in force from time to time including without limitation all environmental legislation and related technical memoranda in force from time to time in Hong Kong.

                                     PART IX
                                    TRANSPORT

26.     CO-ORDINATION AND USE OF EAST RAIL EXTENSIONS

        Government shall, in accordance with its declared policy, encourage use of East Rail Extensions and shall take all reasonable action related to such usage to ensure appropriate co-ordination between the various transport modes. Government acknowledges the importance of easy access to East Rail Extensions Stations and agrees to use reasonable endeavours to plan its road and highway systems and traffic engineering schemes to facilitate reasonable access by the public to East Rail Extensions Stations.

27.     TRANSPORT INTERCHANGES

27.1 The Corporation shall consult and liaise with all relevant transport operators and Government to establish the function, capacity, layout and details of passenger interchange facilities including, without limitation, public transport interchanges to be designed and constructed as Essential Public Infrastructure Works by the Corporation at East Rail Extensions Stations to be specified.

27.2 Subject to clause 27.3, the pedestrian interchange subways including subways underneath Mody Road, Blenheim Avenue and Middle Road for the purposes, inter alia, of allowing pedestrians from Tsim Sha Tsui and East Tsim Sha Tsui to have access to the East Tsim Sha Tsui station ("pedestrian interchange subways"), shall be managed, operated and maintained by the Corporation at a cost to be agreed by Government. The Corporation shall establish operation and emergency procedures for the pedestrian interchange subways. The Corporation shall consult and obtain agreement from the relevant Government Departments and MTR Corporation Limited on the details of the procedures.

27.3 In the event that mutual agreement on the management, operation and maintenance of the pedestrian interchange subways and the cost thereof has not been reached between Government and the Corporation by 28 February 2003, Government shall be at liberty by notice in writing to entrust such management, operation and maintenance to a third party or to manage, operate and maintain the pedestrian interchange subways itself.

                                     PART X
                         PROJECT MONITORING AND ACCOUNTS

28.     GOVERNMENT MONITORING

28.1 The Corporation agrees to provide to Government on a monthly basis a report on (i) the engineering progress against programme; and, (ii) the cost of the Scope of Works against budget.

28.2 The Secretary for the Environment, Transport and Works may from time to time appoint a committee to monitor:-

        (i) the design, construction, completion and financing of East Rail Extensions;

        (ii) the progress of the design, construction and completion of East Rail Extensions according to the Baseline Programme; and

        (iii)   the project costs according to the Capital Cost Estimate.

28.3 The Secretary for the Environment, Transport and Works shall decide the membership and terms of reference of such committee. The Corporation shall co-operate with Government in all aspects of the monitoring of the design, construction, completion, financing, programme and cost controls of East Rail Extensions.

29.     ACCOUNTS, RECORDS AND INFORMATION

29.1 The Corporation shall keep proper books and accounts, records and information for the purposes of the design, construction, completion, financing and operation of East Rail Extensions and shall provide such accounts, records and information to Government forthwith upon request by Government.

29.2 The books and accounts shall include such details as may be necessary to enable the Corporation to furnish the information to Government pursuant to Clause 28 above.

29.3 For the period commencing on the date hereof and ending on the last of the relevant Operating Dates, the Corporation shall prepare its annual report and maintain its accounts such that the separate costs of designing, constructing and financing East Rail Extensions may be readily identified. Government may request the Corporation to deliver to Government such financial statements, for such periods of time to be specified, which shall have been audited by a certified public accountant or a public accountant registered under the Professional Accountants Ordinance (Cap. 50 of the Laws of Hong Kong).

29.4 The Corporation shall deliver to Government such other information which Government may reasonably require relating to any financial statements delivered pursuant to Clause 29.3.

                                     PART XI
                                  MISCELLANEOUS

30.     UTILITY SERVICES

        The Corporation agrees that Government shall not be liable to the Corporation for any failure of whatsoever nature to perform or inadequate or delayed performance by the owner of any gas, electricity, water or telecommunication service apparatus situated on any unleased Government land of any works required to be carried out by such owner pursuant to a notice given to such owner by the Secretary for the Environment, Transport and Works under Section 25(1) of the Railways Ordinance (Cap. 519 of the Laws of Hong Kong).

31.     THE ORDINANCE

31.1 The Ordinance shall not be, or be deemed to be, amended or revoked in any respect by the provisions of this Agreement.

31.2 The Corporation shall comply with the provisions of the Ordinance notwithstanding anything to the contrary in this Agreement. Nothing in this Agreement shall oblige the Corporation to conduct its business in any manner or do any thing which is incompatible with the provisions of the Ordinance.

32.     INVALIDITY

        If at any time any provision or part of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, such illegality, invalidity or unenforceability shall not affect or impair the legality, validity or enforceability in that jurisdiction of any other part of that provision or any other provision of this Agreement or, in any other jurisdiction, of that provision or part thereof or any other provision of this Agreement.

33.     NO PARTNERSHIP

        Nothing in this Agreement and no action taken by the parties pursuant to this Agreement shall constitute, or be deemed to constitute, the parties a partnership, association, joint venture or other co-operative entity.

34.     FURTHER ASSURANCE

        Each of the parties agrees that it shall, from time to time on being required to do so by the other party, now or at any time during the subsistence of this Agreement, do or procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to that other party as reasonably considered necessary by it for giving full effect to and the full benefit of the rights, powers and remedies conferred by this Agreement.

35.     AMENDMENTS

        Save as otherwise expressly provided in this Agreement, no provision of this Agreement may be amended, waived, discharged or terminated other than (in each case) by an instrument in writing signed by or on behalf of each of the parties hereto.

36.     WAIVER

        No failure to exercise, nor any delay in exercising, on the part of any party hereto, any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights and remedies provided by law.

37.     CONFLICT

37.1 In the event of any conflict between the provisions of this Agreement and the Appendices hereto, the provisions of this Agreement shall prevail.

37.2 In the event of any conflict between the provisions of this Agreement and any Entrustment Agreement made between Government and the Corporation on or before the date of this Agreement or any grants by the Government, the provisions of the Entrustment Agreement or grants shall prevail.

37.3 In the event of any conflict between the provisions of this Agreement and the Ordinance, the provisions of the Ordinance shall prevail.

38.     PAYMENTS

38.1 Any and all payments to be made by Government or the Corporation to the other under this Agreement shall be made in Dollars in such manner as specified in this Agreement or as may be otherwise agreed between Government and the Corporation from time to time.

38.2 Subject to the foregoing provisions of this Agreement, if any sum would otherwise become due for payment on a day which is not a Business Day, such sum shall become due on the next succeeding Business Day.

38.3 In the event of failure by either Government or the Corporation to pay any sum on the date on which such sum is expressed to be due hereunder, (whether legally or formally demanded or not), the defaulting party shall unless otherwise agreed, without prejudice to any remedies available to the other party hereunder or at law, or in equity, pay to the other party interest on such sum from the date of such failure up to the date of actual payment (as well after as before judgement) calculated at the rate per annum equal to one (1) per cent. over the best lending rate for Dollars quoted from time to time by The Hongkong and Shanghai Banking Corporation Limited or such other bank as may be agreed from time to time between Government and the Corporation.

38.4 Except as may be otherwise expressly provided herein, every sum payable by Government or the Corporation to the other shall be paid in full without set-off, counterclaim, condition or qualification of any nature and without any deduction or withholding for or on account of any taxes, levies, imposts, duties, charges or fees of any nature including, without limitation, by any provision of the Ordinance.

39.     CONFIDENTIALITY

39.1 Each of Government and the Corporation shall not, without obtaining the other party's prior consent, disclose any information of a confidential nature.

39.2 If it is uncertain as to whether any information could be disclosed, such information should only be disclosed after consultation with the other party.

40.     NOTICES

40.1 Any notices, certificates or other communications to Government in connection with this Agreement shall be sent to the Secretary for the Environment, Transport and Works at Murray Building, Garden Road, Central, Hong Kong (facsimile number: 2868 5261), or such other address or fax number, or to such other person, as may be notified by Government to the Corporation in accordance with the provisions of this Clause.

40.2 Any notices, certificates or other communications to the Corporation in connection with this Agreement shall be sent to it at KCRC House, No. 9, Lok King Street, Fo Tan, Shatin, New Territories and marked for the attention of the Company Secretary and General Counsel (facsimile number: 2688 0185), or such other address or fax number, as may be notified by the Corporation to Government in accordance with the provisions of this Clause.

40.3 All notices shall be in writing. Any notice delivered personally shall be deemed to have been given at the time of such delivery. Any notice sent by facsimile transmission shall be effective only on receipt. Any notice sent by post shall be deemed to have been given on the third Business Day after posting if correctly addressed and sent by prepaid surface mail within Hong Kong.

40.4 The English language is the ruling language of this Agreement and all correspondence, drawings, dates, certificates, information and notices delivered hereunder shall be in the English language.

41.     GOVERNING LAW AND JURISDICTION

41.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

41.2 The parties agree that any separate agreement entered into between them referred to or contemplated by this Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

42.     DISPUTE RESOLUTION

42.1 Any disputes or differences between Government and the Corporation occurring during the design, construction or commissioning of East Rail Extensions or arising under or in connection with this Agreement may be referred to a sub-committee of RDSCOM.

42.2 In the event that such conflict cannot be resolved between Government and the Corporation in conjunction with such sub-committee of RDSCOM, then the conflict shall be referred to RDSCOM for determination and both parties shall be given adequate opportunity to make representations to RDSCOM in writing and/or by personal attendance prior to RDSCOM making its determination.

42.3 The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be duly executed the day and year first above written.

                                 SIGNATURE PAGE

GOVERNMENT

SIGNED, SEALED and DELIVERED        )
by THE PERMANENT SECRETARY FOR THE  )
ENVIRONMENT, TRANSPORT AND WORKS    )
(ENVIRONMENT)                       )   [Signature]
for and on behalf of                )
GOVERNMENT OF HONG KONG             )
SPECIAL ADMINISTRATIVE REGION       )
in the presence of:-                )


/s/ William Shiu
----------------------
Witness   William Shiu


THE CORPORATION

The Seal of the KOWLOON-CANTON RAILWAY CORPORATION is hereunto affixed by authority of the Managing Board;
and signed by

[SEAL]


/s/ K.Y. Yeung                      /s/ D.A. Fleming
------------------------            ---------------------
Authorised Signature                Authorised Signature
     K.Y. Yeung                        D.A. Fleming
Chief Executive Officer             Company Secretary

In the presence of


/s/ Flora Chan                      /s/ Esther Lo
------------------------            ---------------------
Witness    Flora Chan               Witness    Esther Lo

                                   Appendix I
                                 SCOPE OF WORKS

1.      EAST RAIL EXTENSIONS WORKS
        (subject to Clause 11.5)

        The East Rail Extensions Works include the following:

        (A)     RAILWAY CONSTRUCTION WORKS

        1.1 All railway works including architectural, civil, structural, electrical and mechanical engineering works, permanent way and traction power, signalling and control systems, telecommunications and other communication systems, automatic revenue collection systems, rolling stock and maintenance equipment necessary for the planning, design, construction, testing and commissioning and operation of East Rail Extensions, a twin track electrified railway in three separate sections, together totalling approximately 20 kilometres and comprising the following stations, depots, facilities and line sections.

        1.1.1   Spur Line

        .       Lok Ma Chau Terminus (including cross boundary facilities)
        .       Railway sections and infrastructure between Sheung Shui Station and Lok Ma Chau Terminus
        .       Overrun tracks beyond Lok Ma Chau Terminus
        .       Improvement to Sheung Shui Station
        .       Kwu Tung Station enabling works

        1.1.2   MOS Rail

        .       Tai Wai Maintenance Centre
        .       Tai Wai Station
        .       Che Kung Temple Station
        .       Sha Tin Wai Station
        .       City One Station
        .       Shek Mun Station
        .       Tai Shui Hang Station
        .       Heng On Station
        .       Ma On Shan Station
        .       Wu Kai Sha Station
        .       Railway sections and infrastructure between Wu Kai Sha Station and Tai Wai Station
        .       Overrun tracks from Tai Wai Station to Hin Keng and beyond Wu
                Kai Sha Station

        1.1.3   TST Extension

        .       East Tsim Sha Tsui Station
        .       Homantin High Voltage Depot
        .       Railway sections and infrastructure between Hung Hom Station and
                East Tsim Sha Tsui Station
        .       Overrun tunnels at East Tsim Sha Tsui
        .       Hung Hom Station modification

        .       Pumphouse (railway facilities) at the Tsim Sha Tsui Promenade

        1.2     Provisions and works to facilitate the following:

        a) the integration of East Rail Extensions and East Rail at Sheung Shui Station, Tai Wai Station and Hung Hom Station.

        b) the integration of East Tsim Sha Tsui Station with the KCR/MTR Interchange subway along Mody Road and Blenheim Avenue, and the subway along Middle Road.

        c) the integration of Lok Ma Chau Terminus with the LMC Passenger Link Bridge linking to the Huanggang Station in Shenzhen.

        d) the future possible extension of the East Rail Extensions including:

                (i) future possible immediate station at Kwu Tung on Spur Line, and future possible connection to the Northern Link;

                (ii) future 8-car train operation on MOS Rail and future possible extension of MOS Rail to urban area; and

                (iii)   future possible connection to the Kowloon Southern Link.

        (B)     PROPOSED DEVELOPMENT ENABLING WORKS

        1.3 Provisions and works to facilitate the proposed developments integrated with the East Rail Extensions Stations and Tai Wai Maintenance Centre.

2.      REPROVISIONING, REMEDIAL AND IMPROVEMENT WORKS
        (subject to Clause 11.7)

        (A)     SPUR LINE

        A2.1 Modification of walkway and associated staircases at the south of Sheung Shui Station.

        A2.2    Reprovisioning of cycle park near Sheung Shui Station.

        A2.3    Modification of San Wan Road.

        A2.4    Water mains diversion near Choi Fat Street.

        A2.5    Reprovisioning of Choi Fat Street car park.

        A2.6    Reprovisioning of San Wan Road footbridge.

        A2.7 Widening of access road to serve emergency vehicle access/assembly area along River Sutlej (Shek Sheung River).

        A2.8 Provision of road lay-bys at maintenance access road and associated work along River Beas (Sheung Yue River).

        A2.9 Reprovisioning of footpath, road access and drainage channel near Kwu Tung Station.

        A2.10 Reprovisioning of footpath, road access and drainage channel near the cut-and-cover tunnel section at Chau Tau

        A2.11 Reprovisioning of vehicular access across the drainage channel north of Castle Peak Road at Chau Tau.

        A2.12 Reprovisioning of Lok Ma Chau Road from Castle Peak Road to near the junction with Chau Tau village access road.

        A2.13   Reprovisioning of police check point at Lok Ma Chau Road.

        A2.14 Drainage channel diversion and box culvert modification at Lok Ma Chau Terminus.

        A2.15 Reprovisioning of access, drainage, water mains, fences, gates and other affected facilities of affected occupiers of land as required.

        A2.16 Reprovisioning of access, drainage, water mains, traffic signs and street lighting and other government facilities affected.

        (B)     MOS RAIL

        B2.1 Modification of the unnamed street next to Hin Tin Public Swimming Pool and road junction of Tin Sam Street and Che Kung Miu Road to serve Tai Wai Maintenance Centre.

        B2.2 Diversion of culvert, sewer and water mains within the boundary of Tai Wai Maintenance Centre.

        B2.3 Reprovisioning of cycle parking facilities near the corner of Chik Wan Street and south of the existing Tai Wai Station.

        B2.4 Modification to footpaths and cycle tracks at Mei Tin Road between Che Kung Miu Road and Chik Wan Street; and at the northern side of Che Kung Miu Road between Tin Sam Street and Chui Tin Street.

        B2.5    Modification to bus bays at Mei Tin Road and Che Kung Miu Road.

        B2.6 Modification to footbridge ramp of the Che Kung Miu Road roundabout footbridge network adjacent to the existing PTI at Tai Wai.

        B2.7 Realignment of footpath and cycle track alongside the Shing Mun River promenade between Tai Wai Station and Che Kung Temple Station.

        B2.8    Reprovisioning of bus bay near Che Kung Temple Station.

        B2.9 Modification to the existing subway ramps and the associated footpath at both sides of Che Kung Miu Road near road junction of Lion Rock Tunnel Road and Che Kung Miu Road.

        B2.10 Modification to road junction at Lion Rock Tunnel Road and Che Kung Miu Road.

        B2.11 Temporary and permanent reprovisioning of facilities at Tsang Tai Uk Recreation Ground.

        B2.12 Temporary and permanent reprovisioning of ball courts and lorry parking spaces at Pok Hong Estate.

        B2.13 Modification to southern footpaths, provision of pedestrian crossing facilities and temporary and permanent reprovisioning of bus terminus facilities and taxi stand at Yat Tai Street.

        B2.14 Modification to road junction at Sha Kok Street and Shui Chuen Au Street.

        B2.15   Reprovisioning of bus bay at Sha Tin Wai Road.

        B2.16   Reprovisioning of facilities at Kong Pui Street Rest Garden.

        B2.17 Modification to public transport terminus adjacent to Prince of Wales Hospital.

        B2.18 Provision of lay-by and associated modification to footpath, and cycle track and bus stop near City One Station.

        B2.19 Reprovisioning of footpath/road linking Tak Po Street and Chap Wai Kon Street near City One Station.

        B2.20   Modification to roads in Shek Mun Area.

        B2.21 Modification to sign gantries at Tate's Cairn Highway and Ma On Shan Road.

        B2.22 Reprovisioning of drainage, water mains, traffic signs and street lighting and other government facilities affected.

        B2.23 Modification to parapets along both edges of vehicular bridges crossing the railway at high level at Shek Mun Interchange, Ma On Shan Road and Tate's Cairn Highway Interchange.

        B2.24 Modification to Sunshine City Plaza and Ma On Shan Plaza for constructing a proposed footbridge link from Ma On Shan Station to the two developments.

        B2.25 Modification to southern road junction of Sha On Street to serve Wu Kai Sha Station.

        B2.26   Provision of lay-by at Hang Kin Street.

        B2.27 Modification to public transport terminus adjacent to Tai Wai Station.

        B2.28   Modification to car park near Wong Uk Village.

        (C)     TST EXTENSION

        C2.1 Reprovisioning of part of the footbridge across Salisbury Road (opposite Shangri-La Hotel).

        C2.2 Reprovisioning of Salisbury Road Westbound in front of International Mail Centre (IMC); and provision of new access to the IMC and KCRC Freight Yard.

        C2.3 Modification of IMC compound including two-level parking and other affected facilities.

        C2.4    Modification of Cross Harbour Tunnel structure.

        C2.5 Reprovisioning of drainage, water mains, military cable, traffic signs and street lighting and other government facilities affected.

        C2.6 Road reinstatement at Salisbury Road, Chatham Road, Hong Chong Road, Science Museum Road, Mody Road, Mody Lane and Middle Road.

        C2.7    Alteration of part of the Hung Hom Bypass structures.

        C2.8 Reprovisioning of Leisure and Cultural Services Department facilities at Signal Hill Garden, Middle Road Children's Playground, Wing On Plaza Garden, Tsim Sha Tsui East Promenade, and Centenary Garden.

        C2.9    Reprovisioning of the sign gantry foundation near chainage 600.

        C2.10 Reprovisioning of subway across Chatham Road South at Wing On Plaza Garden.

        C2.11   Modification of Hong Kong Coliseum Podium structure.

        C2.12 Reprovisioning of elevated walkway between Hong Kong Coliseum Podium and International Mail Centre.

        C2.13 Reprovisioning of access from Cross Harbour Tunnel (CHT) Administration Building to Salisbury Road, and the access from Salisbury Road to the CHT Ventilation Building.

        C2.14   Reinstatement of seawall along Tsim Sha Tsui Promenade.

3.      ESSENTIAL PUBLIC INFRASTRUCTURE WORKS
        (as more particularly described in the relevant Entrustment Agreement)

        (A)     SPUR LINE

        A3.1 Widening of Lok Ma Chau Road, from EVA Chainage 220 to Chainage 870, and associated works to serve Government facilities in the Lok Ma Chau Terminus.

        A3.2 Widening of existing access road between Lok Ma Chau Road and Lok Ma Chau

                Control Point, from EVA Chainage 870 to Chainage 1140, and associated works to serve Government facilities in the Lok Ma Chau Terminus.

        A3.3 Construction of access road between existing access road near Lok Ma Chau Control Point and Boundary Patrol Road, from EVA Chainage 1140 to Chainage 1990, and associated works to serve Government facilities in the Lok Ma Chau Terminus.

        A3.4 Widening of Boundary Patrol Road at Lok Ma Chau Terminus, from EVA Chainage 1990 to Chainage 2695, and associated works to serve Government facilities in the Lok Ma Chau Terminus.

        A3.5 Provision of drop-arm barriers, floodlights and associated works for the Police Check Point.

        A3.6 Provision of fixed fitting-out works for Government office accommodation and telecommunications systems and equipment required by Government Departments.

        A3.7 Provision of counters including government signage for Immigration and Customs and Excise but exclude computer and specialised equipment.

        A3.8 Construction of part of the LMC Passenger Link Bridge connecting to the Lok Ma Chau Terminus.

        A3.9 Provision of all building services (including E&M and travellators, but excluding air-conditioning) for HKSAR's portion of the LMC Passenger Link Bridge.

        A3.10 Provision of air-conditioning for HKSAR's portion of the LMC Passenger Link Bridge.

        (B)     MOS RAIL

        B3.1 Subway connection underneath the existing Tai Wai Station between Tsuen Nam Road and the unpaid area of the new Tai Wai Station concourse.

        B3.2 Subway and ramp connection at Che Kung Temple Station adjacent to Che Kung Miu Road.

        B3.3    Footbridge link across Chap Wai Kon Street to City One Station.

        B3.4 Subway connection to Tai Shui Hang Station across Hang Tai Road, Ma On Shan Road and Hang Tak Street.

        B3.5    Subway connection to Heng On Station across Sai Sha Road.

        B3.6    Public Transport Interchange at Tai Wai Station.

        B3.7    Public Transport Interchange at Wu Kai Sha Station.

        (C)     TST EXTENSION

        C3.1 KCR/MTR Interchange Subway along Mody Road and Blenheim Avenue with extension across Chatham Road South to East Tsim Sha Tsui.

        C3.2 A subway from East Tsim Sha Tsui Station along Middle Road and across Nathan Road.

                                                                      Appendix 2

                       KOWLOON CANTON RAILWAY CORPORATION
                              EAST RAIL EXTENSIONS
                        SUMMARY OF THE BASELINE PROGRAMME

[Graph of Kowloon Canton Railway Corporation - East Rail Extensions Summary of the Baseline Programme]

                                   Appendix 3
                              CAPITAL COST ESTIMATE

                                                                          Estimated Cost
                                                                           $ Millions
                                                                        (Money of the Day)
Capital Cost Estimate

East Tsim Sha Tsui Station and tunnels from Hung Hom to Tsim Sha Tsui                  ***
Hung Hom Station modifications and Homantin Sub-station                                ***

Tai Wai to Wu Kai Sha stations, alignment and associated works                         ***
Tai Wai Station                                                                        ***
Tai Wai Maintenance Centre                                                             ***

Lok Ma Chau alignment and associated works                                             ***
Lok Ma Chau Station and associated works                                               ***
Improvement to Sheung Shui Station and associated works                                ***

Rolling stock                                                                          ***
Other costs (pre-operating and other consultants)                                      ***
Contingency                                                                            ***
                                                                        ------------------
Sub-Total Capital Cost Estimate                                                        ***

Reprovisioning, Remedial and Improvement Works                                         ***

Land acquisition and related costs                                                     ***
                                                                        ------------------
TOTAL CAPITAL COST ESTIMATE                                                         24,202
                                                                        ------------------

*** Certain information on this page has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.